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                                                     EXHIBIT 23.2


    Consent of KPMG Peat Marwick LLP, Independent Accountants



The Board of Directors
Physician Computer Network, Inc.:

We consent to the use of our report dated February 18, 1997 on the consolidated financial statements and related schedule of Physician Computer Network, Inc. and subsidiaries as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 Annual Report on Form 10-K of Physician Computer Network, Inc., incorporated herein by reference and to the reference to our firm under the heading "Experts" in the Prospectus.

                                        /s/ KPMG Peat Marwick LLP

Short Hills, New Jersey
December 30, 1997